                                   EXHIBIT 16



July 24, 1998



Mr. Rick Waldron
Chief Financial Officer
GeneMedicine, Inc.
8301 New Trails Drive
The Woodlands, Texas  77381-4248

Dear Mr. Waldron:

This is to confirm that the client-auditor relationship between GeneMedicine, Inc. (Commission File Number 0-24572) and Arthur Andersen LLP has ceased.

Very truly yours,



ARTHUR ANDERSEN LLP